Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 13, 2007 (except for Note 2, as to which the date is March 28, 2008) accompanying the consolidated financial statements included in the Annual Report of Merrimac Industries, Inc. on Form 10-K for the year ended December 30, 2006 (which report contains an explanatory paragraph relating to the adoption of SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payments”). We hereby consent to the incorporation by reference of said report in the Registration Statements of Merrimac Industries, Inc. on Forms S-8 (Registration No. 333-36795, dated September 30, 1997, as amended February 23, 2001, Registration No. 333-36199, dated September 23, 1997, as amended February 23, 2001, Registration No. 33-68862, dated September 15, 1993, as amended February 23, 2001, Registration No. 333-09663, dated August 6, 1996, as amended February 23, 2001, Registration No. 333-63434, dated June 20, 2001, Registration No. 333-63436, dated June 20, 2001, Registration No. 333-63438, dated June 20, 2001, Registration No. 333-135870 dated July 20, 2006 and Registration Statement No. 333-135874 dated July 20, 2006).

/s/ Grant Thornton LLP

Edison, New Jersey
March 28, 2008